Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:                                                                         MEDIA:

Matt Schroeder                                                                       Susan Henderson

(717) 214-8867                                                                       (717) 730-7766

or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID PROVIDES UPDATE ON DEBT REFINANCING TRANSACTIONS

CAMP HILL, Pa. (Feb. 7, 2013) – Rite Aid Corporation (NYSE: RAD) today provided an update on its previously announced debt refinancing transactions that would extend the maturity of a portion of its outstanding indebtedness and lower interest expense. The refinancing transactions are now expected to include:

•                 the amendment and restatement of Rite Aid’s existing revolving credit facility;

•             the refinancing of Rite Aid’s $1.039 billion Tranche 2 Term Loan due 2014 and a cash tender offer for Rite Aid’s $410.0 million aggregate principal amount of 9.750% Senior Secured Notes due 2016 with the proceeds of a new $1.125 billion first lien term loan, together with borrowings under the amended revolving credit facility. Rite Aid has currently received signed commitments for a $1.5 billion revolving credit facility. To the extent that Rite Aid receives additional commitments for the revolving credit facility, these proceeds will be used to prepay a portion of its $331.7 million Tranche 5 Term Loan due 2018;

•             a cash tender offer for Rite Aid’s $470.0 million aggregate principal amount of 10.375% Senior Secured Notes due 2016 with the proceeds from a new $470 million second lien term loan,together with borrowings under the amended revolving credit facility ; and

•             a cash tender offer for Rite Aid’s $180.3 million aggregate principal amount of 6.875% Senior Debentures due 2013 with available cash.

These refinancing transactions are subject to customary terms and conditions. Rite Aid’s results of operations and guidance will likely be impacted by fees, expenses and charges related to the refinancing transactions.

Rite Aid intends to redeem any 9.750% Notes and 10.375% Notes not tendered in the tender offers and related consent solicitations. Rite Aid intends to satisfy and discharge any 6.875% Debentures that remain outstanding after the tender offer and consent solicitation. Holders of untendered 6.875% Debentures that are satisfied and discharged will continue to receive regular interest payments and repayment of their 6.875% Debentures will be made at maturity on Aug. 15, 2013.

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Rite Aid Press Release – page 2

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing any series of the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to each tender offer and consent solicitation may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 804-2200 or (212) 430-3774 (banks and brokers). Citigroup will act as Dealer Manager and Solicitation Agent for each tender offer and consent solicitation. Questions regarding each tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

Rite Aid is one of the nation’s leading drugstore chains with 4,626 stores in 31 states and the District of Columbia and fiscal 2012 annual revenues of $26.1 billion.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the continued efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order and limit access to payor networks, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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